EXHIBIT 3.3

Industry Canada	Industrie Canada	FORM 9	FORMULAIRE 9
		ARTICLES OF AMALGAMATION	STATUTS DE FUSION
Canada Business	Loi canadienne sur les	(SECTION 185)	(ARTICLE 185)
Corporations Act	sociétés par actions

1	—	Name of the Amalgamated Corporation	Dénomination sociale de la société issue de la fusion
North American Energy Partners Inc.

2	—	The province or territory in Canada where the registered office is to be situated	La province ou le territoire au Canada ou se situera le siége social
Alberta

3	—	The classes and any maximum number of shares that the corporation is authorized to issue	Catégories et tout nombre maximal d’actions que la société est autorisèe à émettre
The annexed Schedule 1 is incorporated in this form

4	—	Restrictions, if any, on share transfers	Restrictions sur le transfert des actions, s’il y a lieu
none

5	—	Number (or minimum and maximum number) of directors	Nombre (ou nombre minimal et maximal) d’administrateurs
Minimum of one (1) of Maximum of twenty (20)

6	—	Restrictions, if any, on business the corporation may carry on	Limites imposeés à l’activité commerciale de la société, s’it y a lieu none

7	—	Other provisions, if any	Autres dispositions, s’il y a lieu
The annexed Schedule 2 is incorporated in this form

8	—	The amalgamation has been approved pursuant to that section or subsection of the Act which is indicated as follows:	La fusion a été approuvée en accord avec l’article ou le paragraph de ta Loi indique ci-aprés

☐	183
☑	184	(1)
☐	184	(2)

9	—	Name of the amalgamating corporations	Corporation No.			Title	Tel. No.
		Dénomination sociale des sociétés fusionnantes	N° de la société	Signature	Date	Titre	N° de tél.

NACG HOLDINGS INC.			615086-1		/06	V. Gallant —
VP, Corporate

NACG PREFERRED CORP.			615089-6		/06	V. GalLant —
VP, Corporate

North American Energy Partners Inc.			615088-8		/06	V. Gallant —
VP, Corporate

FOR DEPARTMENTAL USE ONLY — À L’USAGE DU MINISTÉRE SEULEMENT

SCHEDULE 1
Canada Business Corporations Act
Articles of Amalgamation of
North American Energy Partners Inc.
3. The classes and any maximum number of shares that the Corporation is authorized to issue:
an unlimited number of Common Shares
an unlimited number of Non-Voting Common Shares
To attach to the Common Shares and Non-Voting Common Shares the following rights, privileges, restrictions and conditions:
Common Shares and Non-Voting Common Shares

1.	General Provisions.

1.1	Except as otherwise provided herein, the Common Shares and the Non-Voting Common Shares shall be identical in all respects and shall entitle the holders thereof to the same rights, qualifications, limitations, restrictions and privileges.

2.	Voting Rights.

2.1	Common Shares. Except as otherwise specifically required by law or as otherwise specifically provided herein, the exclusive voting power of the Corporation shall be vested in the Common Shares. Each Common Share shall entitle the holder thereof to one vote on all matters to be voted on by the shareholders of the Corporation.

2.2	Non-Voting Common Shares. Except as otherwise required by law, the holders of Non-Voting Common Shares shall have no right whatsoever to vote on any matters to be voted on by the Corporation’s shareholders, including, without limitation, any right to vote on any dissolution, sale of assets, merger or consolidation of the Corporation; provided that the holders of Non-Voting Common Shares shall have the right to vote as a separate class on any merger or consolidation of the Corporation with or into another entity or entities, or any recapitalization or reorganization of the Corporation, in which the holders of Non-Voting Common Shares would receive, with respect to or in exchange for their Non-Voting Common Shares, consideration different on a per share basis from consideration received with respect to or in exchange for Common Shares, or in which the Non-Voting Common Shares would otherwise be treated differently from the Common Shares in connection with such transaction, except that Non-Voting Common Shares may, without such a separate class vote, receive or be exchanged for non-voting securities which are otherwise identical on a per share basis in amount and form to the voting securities received with respect to or exchanged for the Common Shares so long as (i) such non-voting securities are convertible into such voting securities on the same terms as the Non-

Voting Common Shares are convertible into Common Shares and (ii) all other consideration is equal on a per share basis. Notwithstanding the foregoing, holders of Non-Voting Common Shares shall be entitled to vote as a separate class on any amendment, repeal or modification of any provision of these Articles of Incorporation that adversely affects the powers, preferences or special rights of holders of Non-Voting Common Shares.

3.	Dividends. When and as dividends are declared thereon, whether payable in cash, property or securities of the Corporation, the holders of Common Shares and the holders of Non-Voting Common Shares shall be entitled to share equally, share for share, in such dividends; provided that if dividends are declared which are payable in shares of the Corporation, (i) such dividends shall be declared which are payable at the same rate on the Common Shares and the Non-Voting Common Shares, and (ii) any dividends payable to holders of Common Shares shall be payable in shares of Common Shares and any dividends payable to holders of Non-Voting Common Shares shall be payable in shares of Non-Voting Common Shares.

4.	Conversion.

4.1	Non-Voting Common Shares.
(a)	Each Non-Voting Common Share shall be convertible, on a share for share basis, at the option of the holder thereof, into one fully paid and non-assessable Common Share for the purpose of the transfer, sale or other disposition thereof (a “Sale”) to a third party purchaser that is not an “affiliate” (as defined in Rule 144(a)(l) under the United States Securities Act of 1933, as amended) of the holder thereof (a “Third Party”) if such Sale is made (1) in a widely dispersed public offering of the Common Shares; (2) to a Third Party that, prior to such a Sale, controls the Corporation as “control” is defined for purposes of the United States Bank Holding Company Act of 1956, as amended; (3) to a Third Party that, after such Sale, is the beneficial owner (directly or indirectly) of not more than two percent (2%) of the outstanding voting shares of the Corporation having power to elect directors; (4) in a transaction that complies with Rule 144 (or any successor thereto) under the United States Securities Act of 1933, as amended; or (5) by Paribas North America Inc. or any of its affiliates in a transaction approved in advance by the Board of Governors of the Federal Reserve System as being, or that is otherwise, in compliance with the requirements of the United States Bank Holding Company Act of 1956, as amended, and any rules and regulations or interpretations promulgated by the Board of Governors of the United States Federal Reserve System pursuant thereto (collectively, the “BHCA”).

(b)	In addition to the conversion rights contained in the immediately preceding paragraph, subject to and upon compliance with the provisions hereof, each Non-Voting Common Share may, at the election of the holder thereof, be converted into one Common Share at any time if, and only if, (1) such holder is the original holder of such Non-Voting Common Share and such holder is not a bank holding company registered under the BHCA (“Bank Holding Company”) or an affiliate of a Bank Holding Company or (2) such holder is the original holder of such Non-Voting Common Share and such holder is a Bank Holding Company or an affiliate of a Bank Holding Company, (i) such original holder does not hold, and as a result of the conversion would not hold, more than five percent (5%) of the outstanding Common Shares or (ii) such conversion is permissible under any other applicable provision of the BHCA,

(c)	Each conversion of Non-Voting Common Shares shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, in proper form for conversion, duly endorsed or accompanied by duly executed stock powers, with signatures guaranteed by a U.S. state or national bank, a Canadian chartered bank or a member firm of a Canadian or U.S. securities exchange, together with written notice by the holder of shares (i) stating (A) that such holder desires to convert all or a specified portion of the shares represented by such certificate or certificates and that (B) upon such conversion such holder and its affiliates will not directly or indirectly own, control or have the power to vote or dispose of a greater quantity of securities of any kind issued by the Corporation than such holder and its affiliates are permitted to own, control or have the power to vote or dispose of under any applicable law, regulation, rule or other governmental requirement; and (ii) containing such representations and warranties as are, in the opinion of the Corporation and its legal counsel, required for the lawful conversion of the Non-Voting Common Shares to be converted (the “Converted Shares”) and the issuance by the Corporation of the Common Shares to be issued upon such conversion (the “New Shares”). Such conversion shall be deemed to have been effected at the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the Converted Shares with respect to such Converted Shares shall cease and the person or persons in whose name or names the certificate or certificates for the New Shares are to be issued shall be deemed to have become the holder or holders of record of the New Shares represented thereby.

(d)	Promptly after such surrender and the receipt of such written notice, provided that the conditions contained herein have been met, the Corporation shall issue and deliver in accordance with the surrendering holder’s instructions (i) the certificate or certificates for the New Shares and (ii) a certificate representing any Non-Voting Common Shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(e)	If the Corporation in any manner subdivides or combines the outstanding Common Shares, the outstanding Non-Voting Common Shares shall be proportionately subdivided or combined.

(f)	The issuance of certificates for New Shares upon conversion of Converted Shares as provided herein shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of New Shares; provided that, if such conversion is made in connection with a transfer of such shares, then the holder shall pay such transfer fees and taxes, if any, as are normally paid in connection with such a transfer.

(g)	The Corporation shall not close its books against the transfer of Non-Voting Common Shares in any manner which would interfere with the timely conversion of Non-Voting Common Shares as permitted herein.

SCHEDULE 2
Canada Business Corporations Act
Articles of Amalgamation of
North American Energy Partners Inc.
7.	Other Provisions

The board of directors may from time to time on behalf of the corporation, without authorization of the shareholders:
(1)	borrow money on the credit of the corporation;

(2)	issue, reissue, sell, pledge or hypothecate bonds, debentures, notes or other evidences of indebtedness of the corporation, whether secured or unsecured;

(3)	give a guarantee on behalf of the corporation to secure performance of any present or future indebtedness, liability or obligation of any person; and

(4)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any currently owned or subsequently acquired real or personal, movable or immovable, property of the corporation including book debts, rights, powers, franchises and undertakings, to secure any such bonds, debentures, notes or other evidences of indebtedness or any guarantees or any other present or future indebtedness, liability or obligation of the corporation.
The board of directors may from time to time delegate to such one or more of the directors and officers of the corporation as may be designated by the board all or any of the powers conferred on the board above to such extent and in such manner as the board shall determine at the time of such delegation.

The directors are authorized pursuant to the articles to appoint one or more additional directors, to hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting.

Meetings of the shareholders of the corporation may be held in the United States.